Exhibit 99.1

Dime Community Bancshares, Inc. Closes $46.0 Million Public Offering of Preferred Stock

BROOKLYN, N.Y., June 10, 2020 -- Dime Community Bancshares, Inc. (the “Company”) (Nasdaq: DCOM) today announced the closing of its previously announced underwritten public offering of 2,300,000 shares, or $57.5 million in aggregate liquidation preference, of its 5.50% Fixed-Rate Non-Cumulative Perpetual Preferred Stock, Series A, par value $0.01 per share (the “Preferred Stock”), with a liquidation preference of $25.00 per share. The underwriters have exercised in full their option to purchase 300,000 shares of Preferred Stock, which is included in the 2,300,000 shares of Preferred Stock referenced above.

The Company raised approximately $44.3 million, net of underwriting discounts and estimated expenses, from the offering and expects to use the net proceeds for general corporate purposes.

The Company will pay dividends on these shares of Preferred Stock when, as, and if declared by its board of directors, at a fixed rate of 5.50% per annum, payable quarterly, in arrears, on February 15, May 15, August 15 and November 15 of each year, with the initial dividend period beginning on May 15, 2020 to, but excluding, the next succeeding dividend payment date. The Preferred Stock is perpetual and has no stated maturity. The Company may redeem the Preferred Stock at its option at a redemption price equal to $25.00 per share, plus any declared and unpaid dividends (without regard to any undeclared dividends) for prior dividend periods and any accrued but unpaid (whether or not declared) dividends for the then-current dividend period to, but excluding, the redemption date, subject to applicable regulatory approval, on or after June 15, 2025 or within 90 days following a regulatory capital treatment event, as described in the prospectus supplement and accompanying prospectus relating to the offering.

This offering is a reopening of the Company’s original issuance of 2,999,200 shares of Preferred Stock, which occurred on February 5, 2020 (the “Original Shares”), and which trade on the Nasdaq Capital Market under the symbol “DCOMP.” The shares of Preferred Stock issued on June 10, 2020 are fungible with and form a single series with the Original Shares, and are identical in all respects and have the same CUSIP number as the Original Shares. As of June 10, 2020, there were 5,299,200 shares of Preferred Stock outstanding.

Raymond James & Associates, Inc. acted as book-running manager for the offering. D.A. Davidson & Co. acted as a co-manager.

The Company previously filed a registration statement (including a base prospectus) and a prospectus supplement with the U.S. Securities and Exchange Commission (the “SEC”) for the offering which this communication relates and has filed a final prospectus supplement related to the offering. Copies of the final prospectus supplement and the accompanying base prospectus for the offering may be obtained by contacting Raymond James & Associates, Inc. at 880 Carillon Parkway, St. Petersburg, FL 33716, by calling 1 (800) 248-8863 or by email at prospectus@raymondjames.com.

This release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of the securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such state or jurisdiction. The Preferred Stock is not a savings account, deposit or other obligation of any of the Company’s bank or nonbank subsidiaries. The Preferred Stock is not insured by the Federal Deposit Insurance Corporation or any other governmental agency.

About Dime Community Bancshares, Inc.

The Company had $6.35 billion in consolidated assets as of March 31, 2020. Dime Community Bank, the Company’s wholly owned subsidiary (the “Bank”), was founded in 1864, is headquartered in Brooklyn, New York, and currently has 28 retail branches located throughout Brooklyn, Queens, the Bronx, Nassau and Suffolk Counties, New York. More information on the Company and the Bank can be found on Dime's website at www.dime.com.

Contact:
Avinash Reddy
Senior Executive Vice President – Chief Financial Officer
718-782-6200, extension 5909.

Forward-Looking Statements

This release contains a number of forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended and Section 21E of the Securities Exchange Act of 1934, as amended. All statements other than statements of historical fact are forward-looking statements. These statements may be identified by use of words such as “annualized,” “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “intend,” “likely,” “seek,” “may,” “outlook,” “plan,” “potential,” “predict,” “project,” “should,” “will,” “would” and similar terms and phrases, references to assumptions, to the future or otherwise regarding the outlook for our future business and financial performance and/or the performance of the financial services industry and economy in general.

Forward-looking statements are based on the current beliefs and expectations of our management, in light of management’s experience and perception of historical trends, current conditions and expected future developments, as well as other factors management believes appropriate under the circumstances, and are subject to significant risks and uncertainties. Actual results may differ materially from those contemplated by such forward-looking statements. A number of factors could cause actual results to differ materially from those contemplated by the forward-looking statements in this document. Accordingly, you should not place undue reliance on such statements. Forward-looking statements speak only as of the date they are made and are inherently subject to uncertainties and changes in circumstances, including those described under the “Risk Factors” section of the prospectus supplement for this offering filed with the SEC on June 4, 2020, the “Risk Factors” section in the Company’s latest Annual Report on Form 10-K and Quarterly Report on Form 10-Q, which were filed with the SEC, and other filings that the Company makes with the SEC from time to time.  Further, given its ongoing and dynamic nature, it is difficult to predict what effects the COVID-19 pandemic will have on our business and results of operations. The pandemic and related local and national economic disruption may, among other effects, result in a decline in demand for our products and services; increased levels of loan delinquencies, problem assets and foreclosures; branch closures, work stoppages and unavailability of personnel; and increased cybersecurity risks, as employees increasingly work remotely. The Company does not undertake any obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as may be required by law.